EXHIBIT 99.1

Harsco Corporation Reports Second Quarter 2012 Results From Operations

CAMP HILL, Pa., July 31, 2012 (GLOBE NEWSWIRE) -- Worldwide industrial services and engineered products company Harsco Corporation (NYSE:HSC) today reported second quarter 2012 results.

Second Quarter 2012 Highlights

Second quarter 2012 income from continuing operations was $40.5 million, or $0.49 per diluted share, before restructuring charges, compared with second quarter 2011 income from continuing operations of $39.2 million, or $0.47 per diluted share. Including the restructuring charges, diluted EPS from continuing operations in the second quarter of 2012 were $0.16 and income from continuing operations was $13.6 million.

Included in the second quarter of 2012 was a $6.7 million pre-tax non-cash gain, or $0.06 per diluted share, related to the closure of certain European operations, as previously noted in the Company's first quarter press release. Comparatively, the second quarter of the prior year included an $8.0 million pre-tax one-time gain, or $0.07 per share, from the reduction of estimated costs related to the first phase of the Company's large equipment order to the Ministry of Railways of China. Excluding the aforementioned items, diluted earnings per share in the second quarters of 2012 and 2011 were $0.43 and $0.40, respectively.

Sales in the second quarter of 2012 were approximately $771 million, compared with $875 million in the second quarter of 2011. Foreign currency translation negatively impacted sales in the second quarter of 2012 by approximately $60 million compared with the second quarter of 2011, and decreased operating income by $5.0 million. In addition, $23 million in the year-over-year reduction in sales can be attributed to the Company's decision at the end of 2011 to exit certain operations in its Infrastructure Segment.

As part of its restructuring program previously announced in December 2011, the Company incurred a $29.7 million pre-tax, or $0.33 per diluted share restructuring charge in the second quarter of 2012, and a $65.1 million pre-tax, or $0.74 per diluted share restructuring charge for the first six months of this year, principally to further address the realignment of the Company's Infrastructure business. As previously reported, the Company's 2011/2012 restructuring actions are expected to generate pre‑tax savings of approximately $36 million in 2012, or $0.32 per diluted share, and more than $65 million in pre-tax savings, or $0.58 per diluted share, when fully annualized in 2013.

For the first six months of 2012, income from continuing operations was $44.0 million, or $0.54 per diluted share before restructuring charges. Including the restructuring charges, loss from continuing operations was ($15.6) million or ($0.20) per diluted share. This compares with income from continuing operations of $52.8 million, or $0.62 per share, in the first six months of 2011.

Sales for the first six months of 2012 were $1.52 billion compared with $1.65 billion in last year's first half. Foreign currency translation decreased sales by approximately $74 million in the first six months of 2012 and decreased operating income by approximately $5.5 million, compared with the first six months of 2011.

Call Outs

	2nd Quarter		Six Months
	2012	2011	2012	2011
Reported Diluted EPS From continuing operations	$ 0.16	$ 0.47	$ (0.20)	$ 0.62

Add Back:
Restructuring Charge	0.33	--	0.74	--
Former CEO Separation Payment	--	--	0.04	--
Pension Curtailment Gains	--	--	(0.02)	--
Gain Associated with Exited Countries	(0.06)	--	(0.06)	--
One-Time Harsco Rail Benefit	--	(0.07)	--	(0.07)
Adjusted Diluted EPS from continuing operations	$ 0.43	$ 0.40	$ 0.50	$ 0.55

Comment

Commenting on the Company's results, Interim Chairman and Chief Executive Officer Henry W. Knueppel said, "Much has been accomplished by our clear focus on sustainable cost cutting and other margin-enhancing initiatives. Despite continuing difficult end-market conditions in our two largest businesses and lower overall sales in the second quarter, we exceeded last year's EPS results, adjusting for one-time items. We will continue to execute our restructuring plan and maximize our cost savings benefits.

"However, as we look to the third quarter, we see a further softening in the end markets of our two largest businesses, Metals & Minerals and Infrastructure. We expect Rail to outperform year-over-year, but Industrial is likely to pull back to about even, due to recently volatile energy prices and reduced drilling activity. Moreover, last year's third quarter benefited from an unusually low effective tax rate of 18.0 percent, due to certain one-time items. The third quarter of 2012 is expected to have a more normalized effective tax rate in the area of 28 percent.  As such, we are projecting third quarter earnings in the range of $0.32 to $0.38 per diluted share, before restructuring costs from the previously announced restructuring actions. This guidance also excludes any additional, non-cash gains that may be generated related to the closure of certain foreign operations."

Second Quarter Business Review

Harsco Metals & Minerals

Sales in the second quarter of $365 million compared with last year's second quarter sales of approximately $424 million. Foreign currency translation reduced sales in the quarter by approximately $36 million.

Operating income in the second quarter was $31.9 million before the restructuring charge, a decline of approximately 9 percent from the operating income of $35.3 million in last year's comparable quarter. Operating margins in the quarter, before an approximately $1 million restructuring charge, were 8.7 percent, a forty basis point improvement from operating margins of 8.3 percent in last year's second quarter. Foreign currency translation reduced operating income in the quarter by approximately $3.9 million.

Restructuring charges related to the previously announced actions of approximately $11 million in the aggregate are still expected to be incurred in this Segment in the remaining quarters of 2012. A significant portion of the restructuring charges for this Segment were taken in the fourth quarter of 2011.

Lower year-over-year sales and operating income in the quarter were principally the result of reduced global steel production and demand, which remains soft. Overall customer steel production was down approximately 7 percent in the second quarter compared with the second quarter of last year. This was somewhat offset by improved results from the Company's roofing granules and abrasives business and overall cost reductions from previously announced restructuring initiatives, resulting in the improved operating margins.

Results for this Segment in the third quarter of 2012 are expected to approximate the third quarter of 2011, based on average steel production capacity utilization remaining at the lower end of historical norms, continued announcements of selective furnace shutdowns at certain customer steel-mill sites and continuing negative pressure on economic growth, particularly in the Eurozone and the United States.

Harsco Infrastructure

Sales in the second quarter decreased to $235 million from $298 million last year. Foreign currency translation reduced sales in the quarter by approximately $23 million. Further, the Company's decision at the end of 2011 to exit operations in seven countries reduced sales by an additional $23 million.

Operating income of approximately $4.1 million was generated in the second quarter, before the restructuring charge. Included in income was the previously discussed pre-tax, non-cash gain of approximately $6.7 million related to the closure of certain foreign operations.  Last year, an operating loss of ($5.1) million was incurred in the second quarter. Foreign currency translation reduced operating income in this year's second quarter by approximately $0.9 million.

During the second quarter of 2012, the Company recorded a pre-tax restructuring charge of approximately $28.4 million in this business. The charge was the result of previously disclosed actions to rationalize equipment, exit under-performing locations and reduce European exposure. Including the charge, an operating loss of ($24.3) million was incurred in the quarter. The Company expects to incur additional restructuring charges of approximately $21 million in the aggregate in the remaining quarters of 2012, as a result of these previously mentioned actions.

Third quarter results are expected to benefit from continued restructuring savings, offset by somewhat softer market conditions.

Harsco Rail

Sales in the quarter were $80 million, compared with sales of $78 million last year. Operating income was $12.0 million in the second quarter, compared with operating income of $22.5 million in the second quarter of 2011. Operating margins were 15.1 percent in the quarter, compared with operating margins of 18.6 percent, excluding a previously communicated one-time gain of $8 million, in last year's second quarter. The lower results for 2012 were due to the mix and timing of equipment orders, parts sales and service revenues. Foreign currency translation did not have a meaningful impact on results in the quarter when compared with the second quarter of last year.

Harsco Rail continues to have a strong order book and bidding activity and is expected to post stronger third quarter performance compared with last year's period.

Harsco Industrial

Sales in the second quarter increased by approximately 22 percent to $91 million from last year's $75 million, while operating income increased by 30 percent to $17.0 million compared with $13.0 million last year. Operating margins in the quarter were 18.5 percent, compared with last year's second quarter margins of 17.4 percent. Foreign currency translation did not have a material impact on results in the quarter when compared with the second quarter of last year.

Improved performance in the second quarter of 2012 was the result of continued year-over-year growth due to increased market demand, gains in market share and overall economic improvement in the principally energy-related markets served by these businesses.

The outlook for Harsco Industrial for the third quarter of 2012 is guarded. Lower drilling rig counts, principally in the U.S., and delayed start-up of additional drilling in Australia, could have a negative impact on this Segment's future order activity in the near term.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first half of 2012 was $35.7 million, compared with $66.9 million of cash provided by operations in the prior year. Cash from operations in the first half of 2012 and 2011 includes $55.6 million and $14.6 million, respectively, of cash payments for restructuring actions. Excluding restructuring payments, cash from operations in the first half of 2012 and 2011 was $91.3 million and $81.5 million, respectively. Capital expenditures in the first half of 2012 were $107.8 million, compared with $166.9 million for the same period last year.

At the end of the second quarter, the Company's balance sheet debt was $978 million, up approximately 8 percent from the December 31, 2011 amount of $909 million. The debt-to-capital ratio at June 30, 2012 was 45.7 percent, up from 42.7 percent at December 31, 2011. The net debt-to-capital ratio at June 30, 2012 was 42.5 percent, up from 39.2 percent at December 31, 2011.

The first half effective income tax rate, excluding restructuring costs, was 31.9 percent due to the mix of international earnings. For the full-year 2012, the effective income tax rate is estimated in the range of 26-28 percent.

Economic Value Added (EVA®) in the first half of 2012 was slightly lower compared with the first half of 2011, but for the full year 2012 is expected to show improvement.

Forward Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; risk and uncertainty associated with intangible assets; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 95280333. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website.

About Harsco

Harsco Corporation serves key industries that play a fundamental role in worldwide economic progress, including steel and metals production, construction, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

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HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Revenues from continuing operations:
Service revenues	$598,823	$723,516	$1,197,523	$1,377,043
Product revenues	171,752	151,575	325,387	277,103
Total revenues	770,575	875,091	1,522,910	1,654,146
Costs and expenses from continuing operations
Cost of services sold	469,998	572,216	953,423	1,098,194
Cost of products sold	114,782	94,997	225,024	179,438
Selling, general and administrative expenses	125,594	141,162	254,797	278,951
Research and development expenses	2,686	1,373	4,746	2,713
Other expenses	22,876	910	62,968	1,381
Total costs and expenses	735,936	810,658	1,500,958	1,560,677
Operating income from continuing operations	34,639	64,433	21,952	93,469
Interest income	882	619	1,556	1,339
Interest expense	(11,608)	(12,644)	(24,432)	(24,579)
Income (loss) from continuing operations before income taxes and equity income	23,913	52,408	(924)	70,229
Income tax expense	(10,446)	(13,335)	(14,944)	(17,735)
Equity in income of unconsolidated entities, net	128	125	297	336
Income (loss) from continuing operations	13,595	39,198	(15,571)	52,830
Discontinued operations:
Loss on disposal of discontinued business	(515)	(744)	(1,165)	(2,072)
Income tax benefit related to discontinued business	193	286	437	789
Loss from discontinued operations	(322)	(458)	(728)	(1,283)
Net income (loss)	13,273	38,740	(16,299)	51,547
Less: Net income attributable to noncontrolling interests	(562)	(1,013)	(359)	(2,389)
Net income (loss) attributable to Harsco Corporation	$12,711	$37,727	$(16,658)	$49,158
Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$13,033	$38,185	$(15,930)	$50,441
Loss from discontinued operations, net of tax	(322)	(458)	(728)	(1,283)
Net income (loss) attributable to Harsco Corporation common stockholders	$12,711	$37,727	$(16,658)	$49,158
Weighted-average shares of common stock outstanding	80,631	80,749	80,605	80,722
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.16	$0.47	$(0.20)	$0.62)
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Basic earnings (loss) per share attributable to Harsco Corporation common stockholders	$0.16	$0.47 (a)	$(0.21)	$0.61 (a)
Diluted weighted-average shares of common stock outstanding	80,882	81,010	80,605	80,977
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$0.16	$0.47	$(0.20)	$0.62
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Diluted earnings (loss) per share attributable to Harsco Corporation common stockholders	$0.16	$0.47 (a)	$(0.21)	$0.61 (a)

(a) Does not total due to rounding

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	June 30	December 31
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$121,369	$121,184
Trade accounts receivable, net	615,198	618,475
Other receivables	33,014	44,431
Inventories	260,961	241,934
Other current assets	114,738	133,407
Total current assets	1,145,280	1,159,431
Property, plant and equipment, net	1,208,058	1,274,484
Goodwill	671,598	680,901
Intangible assets, net	83,964	93,501
Other assets	157,020	130,560
Total assets	$3,265,920	$3,338,877
LIABILITIES
Current liabilities:
Short-term borrowings	$25,745	$51,414
Current maturities of long-term debt	2,195	3,558
Accounts payable	242,306	252,329
Accrued compensation	85,293	92,603
Income taxes payable	14,003	8,409
Dividends payable	16,516	16,498
Insurance liabilities	21,579	25,075
Advances on contracts	94,880	111,429
Other current liabilities	205,888	220,953
Total current liabilities	708,405	782,268
Long-term debt	949,625	853,800
Deferred income taxes	22,593	27,430
Insurance liabilities	60,433	60,864
Retirement plan liabilities	320,783	343,842
Other liabilities	44,492	50,755
Total liabilities	2,106,331	2,118,959
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,055	139,914
Additional paid-in capital	151,619	149,066
Accumulated other comprehensive loss	(383,347)	(364,191)
Retained earnings	1,946,518	1,996,234
Treasury stock	(745,205)	(744,644)
Total Harsco Corporation stockholders' equity	1,109,640	1,176,379
Noncontrolling interests	49,949	43,539
Total equity	1,159,589	1,219,918
Total liabilities and equity	$3,265,920	$3,338,877

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three Months		Six Months
	Ended		Ended
	June 30		June 30
	2012	2011	2012	2011

Cash flows from operating activities:
Net income (loss)	$13,273	$38,740	$(16,299)	$51,547
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	61,435	69,702	126,889	137,631
Amortization	4,579	8,702	11,067	17,295
Equity in income of unconsolidated entities, net	(128)	(125)	(297)	(336)
Dividends or distributions from unconsolidated entities	154	72	154	160
Harsco 2011/2012 Restructuring Program non-cash adjustment	7,312	—	19,558	—
Other, net	(6,154)	380	(15,984)	(3,992)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	(5,776)	(48,346)	(5,564)	(87,027)
Inventories	(7,581)	(194)	(24,850)	(14,507)
Accounts payable	1,571	(1,165)	(7,951)	9,382
Accrued interest payable	(5,521)	(5,794)	31	405
Accrued compensation	6,041	11,623	(5,719)	1,919
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(1,434)	(2,030)	(2,751)	(11,146)
Harsco 2011/2012 Restructuring Program accrual	(2,909)	—	(3,508)	—
Other assets and liabilities	(27,689)	(17,840)	(39,029)	(34,466)
Net cash provided by operating activities	37,173	53,725	35,747	66,865
Cash flows from investing activities:
Purchases of property, plant and equipment	(55,056)	(99,619)	(107,845)	(166,876)
Proceeds from sale of assets	14,085	26,771	36,573	33,388
Other investing activities, net	3,368	(902)	1,348	3,831
Net cash used by investing activities	(37,603)	(73,750)	(69,924)	(129,657)
Cash flows from financing activities:
Short-term borrowings, net	(6,839)	28,166	(26,366)	57,597
Current maturities and long-term debt:
Additions	80,010	96,442	219,076	166,924
Reductions	(62,980)	(95,894)	(124,176)	(162,460)
Cash dividends paid on common stock	(16,530)	(16,535)	(33,029)	(33,042)
Dividends paid to noncontrolling interests	(2,072)	—	(2,072)	(600)
Contributions from noncontrolling interests	50	327	7,985	660
Common stock issued - options	183	91	725	1,330
Other financing activities, net	—	—	(2,708)	—
Net cash provided (used) by financing activities	(8,178)	12,597	39,435	30,409
Effect of exchange rate changes on cash	(6,627)	1,411	(5,073)	3,440
Net increase (decrease) in cash and cash equivalents	(15,235)	(6,017)	185	(28,943)
Cash and cash equivalents at beginning of period	136,604	101,312	121,184	124,238
Cash and cash equivalents at end of period	$121,369	$95,295	$121,369	$95,295

HARSCO CORPORATION
REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended		Three Months Ended
	June 30, 2012		June 30, 2011

(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$364,923	$31,001	$423,789	$35,252

Harsco Infrastructure	234,570	(24,349)	298,334	(5,088)

Harsco Rail	79,627	12,035	77,945	22,520

Harsco Industrial	91,455	16,955	75,023	13,044

Corporate	—	(1,003)	—	(1,295)

Consolidated Totals	$770,575	$34,639	$875,091	$64,433

	Six Months Ended		Six Months Ended
	June 30, 2012		June 30, 2011

(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$724,874	$53,312	$815,526	$63,857

Harsco Infrastructure	472,542	(77,891)	559,901	(22,579)

Harsco Rail	147,675	21,366	140,547	30,643

Harsco Industrial	177,819	30,953	138,172	23,718

Corporate	—	(5,788)	—	(2,170)

Consolidated Totals	$1,522,910	$21,952	$1,654,146	$93,469

HARSCO CORPORATION
REVIEW OF OPERATING INCOME BY SEGMENT
EXCLUDING 2011/2012 HARSCO RESTRUCTURING PROGRAM CHARGE (a) - Addendum (Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
	Operating Income (Loss)			Operating Income (Loss)
(In thousands)	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge

Harsco Metals & Minerals	$31,001	$912	$31,913	$35,252	$—	$35,252

Harsco Infrastructure	(24,349)	28,414	4,065	(5,088)	—	(5,088)

Harsco Rail	12,035	67	12,102	22,520	—	22,520

Harsco Industrial	16,955	—	16,955	13,044	—	13,044

Corporate	(1,003)	267	(736)	(1,295)	—	(1,295)

Consolidated Totals	$34,639	$29,660	$64,299	$64,433	$—	$64,433

	Six Months Ended			Six Months Ended
	June 30, 2012			June 30, 2011
	Operating Income (Loss)			Operating Income (Loss)
(In thousands)	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge	As Reported	2011/2012 Restructuring Program Charge	Excluding 2011/2012 Restructuring Program Charge

Harsco Metals & Minerals	$53,312	$707	$54,019	$63,857	$—	$63,857

Harsco Infrastructure	(77,891)	63,994	(13,897)	(22,579)	—	(22,579)

Harsco Rail	21,366	67	21,433	30,643	—	30,643

Harsco Industrial	30,953	—	30,953	23,718	—	23,718

Corporate	(5,788)	341	(5,447)	(2,170)	—	(2,170)

Consolidated Totals	$21,952	$65,109	$87,061	$93,469	$—	$93,469

(a)The Company's management believes operating income excluding the 2011/2012 Restructuring Program charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of the 2011/2012 Restructuring Program charge permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance

HARSCO CORPORATION
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS (GAAP BASIS) TO INCOME FROM CONTINUING
OPERATIONS, EXCLUDING 2011/2012 RESTRUCTURING PROGRAM CHARGE (a) (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Income (loss) from continuing operations (GAAP basis)	$13,595	$39,198	$(15,571)	$52,830
2011/2012 Restructuring Program charge:
Employee termination benefit costs	(9,866)	—	(13,978)	—
Cost to exit activities	(12,754)	—	(35,958)	—
Product rationalization	(7,040)	—	(15,173)	—
2011/2012 Restructuring Program charge, before tax	(29,660)	—	(65,109)	—
Tax benefit	2,751	—	5,502	—
2011/2012 Restructuring Program charge, after tax	(26,909)	—	(59,607)	—
Income from continuing operations, excluding 2011/2012 Restructuring Program charge	$40,504	$39,198	$44,036	$52,830

(a) The Company's management believes income from continuing operations excluding the 2011/2012 Restructuring Program charge is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of the 2011/2012 Restructuring Program charge permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.

HARSCO CORPORATION DISCRETIONARY CASH FLOW (Unaudited) (In thousands)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Net cash provided by operating activities	$37,173	$53,725	$35,747	$66,865
Plus restructuring cash payments	26,757	4,274	55,557	14,586
Plus total proceeds from sale of assets (a)	14,085	26,771	36,573	33,388
Less proceeds from sale of assets under restructuring plans	(7,145)	(22,801)	(14,488)	(22,801)
Sub-total	70,870	61,969	113,389	92,038
Less maintenance capital expenditures (b)	(32,671)	(51,379)	(68,503)	(90,213)
Discretionary Cash Flow	$38,199	$10,590	$44,886	$1,825
(a) Asset sales are a normal part of the business model, primarily for the Harsco Infrastructure and Harsco Metals & Minerals Segments.
(b) Maintenance capital expenditures are necessary to sustain the Company's current revenue streams and include contract renewals.

Discretionary Cash Flow is a non-GAAP financial measure. The Company's Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration the cash impact of net restructuring plan expenditures, proceeds from sales of assets and "maintenance" capital expenditures. Maintenance capital expenditures do not include "growth" capital expenditures which expand the Company's revenue base and create additional future cash flow, and for which management has discretion as to amount, timing and geographic placement. It is important to note that Discretionary Cash Flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

CONTACT: Investor Contact
         Eugene M. Truett
         717.975.5677
         etruett@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com